Exhibit 99.1

            Greatbatch Inc. Expands its Board of Directors

                      Kevin C. Melia Joins Board;
               Bill R. Sanford Appointed Vice Chairman

    NEW YORK--(BUSINESS WIRE)--Aug. 10, 2007--Greatbatch, Inc. (NYSE:GB) today announced that Kevin C. Melia has joined its Board of Directors. Mr. Melia will also serve on the Board's audit committee and science and technology committee. The Company also announced the appointment of Bill R. Sanford as Vice Chairman of the Board. "We are very pleased to welcome Kevin Melia to our Board of Directors," said Thomas J. Hook, President and Chief Executive Officer of Greatbatch, Inc. "He brings a wealth of experience to Greatbatch and his extensive financial and operations background will further strengthen the overall depth of our Board. I'm also pleased that Bill Sanford will be taking on an expanded role with our Board. Over the past seven years his medical industry background along with his strategic business development expertise has been instrumental to our success. Both Kevin and Bill bring significant experience that will help position the company for continued growth."

    Since April 2003, Mr. Melia has been non-executive chairman of the board of A.Net (formerly Lightbridge Inc.), an e-payment company, and IONA Technologies PLC, a leading middleware software company. He was the co-founder, chairman and chief executive officer of Manufacturers' Services Ltd. ("MSL") from June 1994 to January 2003, a leading company in the electronics manufacturing services Industry. Prior to establishing MSL, he held a number of senior executive positions over a five-year period at Sun Microsystems. Mr. Melia also held a number of senior executive positions in operations and finance over a sixteen-year career at Digital Equipment Corporation.

    Mr. Melia is a director of RadiSys Corporation, a provider of embedded advanced solutions for the communications networking and commercial systems markets. He also is a joint managing director of Boulder Brook Partners LLC, a private investment company and a member of the board of directors of C&S Wholesale Grocers. Mr. Melia is a past non-executive chairman of the board of directors of Manugistics Group Inc., a supply chain software application company and is a past member of the board of directors of Eircom PLC, a leading telecom company in Ireland. He is a Chartered Accountant and holds a joint diploma in Management Accounting from the Accounting Institutes of the U.K and Ireland.

    Mr. Sanford has served as a director since October 2000. He is the founder and chairman of Symark LLC, a technology commercialization and business development company. Mr. Sanford is executive founder, and from 1987 to 2000 was chairman of the board and chief executive officer, of STERIS Corporation, a global provider of infection and contamination prevention systems, products, services and technologies. He serves on the board of directors of KeyCorp and on the risk management and nominating and corporate governance committees of that board. He also is a director of several early stage private technology companies and not-for-profit organizations.

    About Greatbatch, Inc.

    Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation and interventional radiology markets. Additionally, Greatbatch supplies commercial power sources for other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.

    CONTACT: Greatbatch, Inc.
             Anthony W. Borowicz
             Treasurer and Director, Investor Relations
             716-759-5809
             tborowicz@greatbatch.com